EYEWONDER

Overlook III
2859 Paces Ferry Road
Suite 1200
Atlanta, GA 30339
phone: 770.261.5070
fax: 770.261.5060
www.eyewonder.com

May 4, 2004

EYI Industries, Inc.
3960 Howard Hughes Parkway
Suite 500
Las Vegas, Nevada
Attn: Mr. Dori O'Neill

Re: Provision of Technology and Services by EyeWonder, Inc.

Dear Dori:

This Agreement sets forth the preliminary agreement of EyeWonder, Inc. ("EW") and EYI Industries, Inc. ("EYI") regarding EW providing its proprietary audio-video streaming technology (the "Technology") and related services to EYI. This Agreement contemplates the execution of one or more definitive agreements as the parties deem necessary or desirable (collectively, the "Definitive Agreement") to detail the agreements set forth in this Agreement. Upon EYI's acceptance of this Agreement, the parties will work diligently toward executing the Definitive Agreement and, thereafter, will work together in the manner contemplated thereby.

1. **Technology and Services.** EW will manage an advertising and lead generation operation to promote and sell EYI products from one or more World Wide Web ("Web") sites (the "Promotions Component"), which advertising will utilize the Technology to the extent deemed appropriate by the parties. EW will provide to EYI, or provide online access thereto via a remote hosted application, a software system for encoding and preparing video content provided by EYI into the EyeWonder® format, which content can be streamed in such format to one or more Web sites that can be accessed by EYI's Independent Business Associates ("IBAs") for the purpose of corporate communications and training (the "Communications Component"). As part of the provision of the Communications Component, EW will develop and maintain a custom user interface to be used by IBAs, pursuant to specifications to be set forth in the Definitive Agreement. EW will integrate into EYI's existing content management system the ability to incorporate the Technology to enable the use of audio-video throughout such system (the "Integration Component"). EW also will create and provide to EYI the right to use one or more applications ("Consumer Applications") that EYI can make available to its IBAs for free or for a fee, and which IBAs can promote and sell to their customers for a fee to be paid to EYI by such customers. Unless the parties terminate the arrangements contemplated hereby pursuant to the terms of the Definitive Agreement, the relationship described herein will be for an initial term of three years with annual renewals conditioned upon compliance with the Definitive Agreement and such other renewal provisions agreed upon between the parties.

2. **Fees.** Fees for EW's role and work in creating and implementing the Promotions Component will be $100,000. Fees for EW's role and work in preparing and implementing the

Overlook III
2859 Paces Ferry Road
Suite 1200
Atlanta, GA 30339
phone: 770.281.5070
fax: 770.281.5080
www.eyewonder.com

Communications Component will be $770,000. Fees for each Consumer Application will be $140,000, with $125,000 of such fee being treated as an up-front payment for subscription or other giveaways to IBAs and their customers. The foregoing fees will be paid in the form of EYI capital stock valued at $.21 per share, and EYI will issue to EW along with each such share of stock a warrant to purchase an additional share of EYI stock at a price of $.30 per share, which warrant will be exercisable for a period of not less than five years from the date of issuance. EW also will receive a fee equal to 8% of the gross revenue generated through all sales of products that result from responses to the advertising and promotions activities conducted pursuant to the Promotions Component, and will receive a fee equal to 45% of the net revenue generated through all sales of products that result from such responses. Net revenue for this purpose is defined as the gross sales price of all products purchased, less the cost of bandwidth utilized in displaying all advertisements and promotions, the cost of the media space for such advertisements and promotions, and the cost of the products sold. In addition, EW will receive a fee equal to 8% of the gross revenue generated from any Consumer Application, and will receive a fee equal to 45% of the net revenue generated from any Consumer Application, with net revenue being defined for this purpose as the gross amount of subscription or other fees paid by users minus the cost of bandwidth, IBA commissions and any other cost of goods sold. The 8% of gross revenue fees described above will be paid quarterly in the form of EYI capital stock, valued at the market price of such stock at the time of payment; provided, however, that if applicable securities laws prevent any such payment in the form of stock, the parties will mutually agree upon another acceptable form of compensation. The 45% of net revenue fees described above will be paid quarterly in cash. The quarterly periods are specified in Paragraph 3.

3. **Options.** The fees set forth in Paragraph 2 pertain to the initial development and implementation of the products and services to be provided by EW, and consulting and other services and time expended by EW management and other personnel in connection therewith. In addition, upon execution of the Definitive Agreement, EYI will issue to individuals designated by EW options to purchase 1,100,000 shares of EYI stock at a purchase price of $.22 per share, which options will include a "cashless exercise" feature and be exercisable for a period of at least five years from the date of issuance. Options to purchase 275,000 of such shares will vest on each of September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005.

4. **Stock, Warrants and Options.** EYI will represent and warrant to EW and to any individual recipients of options that EYI is authorized to issue to EW and such individuals the stock, warrants and options, as the case may be, issued thereto. With respect to any issuances to EW of EYI stock, EW will be granted registration rights as agreed upon between the parties. All options issued for EYI stock will be for shares of stock that have been registered pursuant to an S-8 registration statement and also will be registered pursuant to all applicable state securities laws, such that upon exercise, the shares received will be freely saleable by the holders thereof without restriction. EYI will provide to EW copies of all non-publicly available documentation

Overlook III
2859 Paces Ferry Road
Suite 1800
Atlanta, GA 30339
phone: 770.261.5070
fax: 770.261.5060
www.eyewonder.com

reasonably requested by EW in evaluating the legality of the issuances described herein, and the tradability and value of such stock, including without limitation any private stock offering documentation and any lock-up or other similar agreements entered into by stockholders regarding the sale into public markets of EYI stock that currently is not traded. EW also will have access to any other information regarding the prospects of selling any EYI stock issued to EW (either directly or through the exercise of warrants or options). EW need not enter into the Definitive Agreement or consummate the transactions contemplated hereby or thereby unless EW in its discretion (a) is satisfied with the registration rights to be granted to EW and all other arrangements made to enable EW to sell its EYI stock, whether pursuant to one or more registration statements or otherwise, (b) is satisfied with the status of the options to be issued, and the registration and salability of the shares to be issued upon the exercise of such options, (c) is satisfied with the prospect of additional shares being sold into the public markets and the resulting effect that such sales may have on the market value of EYI stock, and (d) is able to procure cash financing in order to support its out-of-pocket expenditures and management time and efforts in connection with the transactions contemplated hereby. The provisions of this Paragraph 4 are subject to the approval of EYI's securities counsel.

5. **Proprietary Rights.** All right, title and interest in to and under any trademark, patent, copyright or other intellectual property rights relating to the Technology, and any trademarks, trade names or other commercial symbols relating to such products or services (other than the rights to use "private label" marks owned and used by EYI in connection with applications licensed to it by EW), or otherwise developed by EW, will be the property of and will remain solely with EW.

6. **Definitive Agreement.** The Definitive Agreement will contain such terms, representations, warranties, disclaimers and covenants, including those relating to training, support and quality control, as are customary in arrangements of this nature.

7. **Expenses.** Each of EW and EYI, regardless of whether or not the arrangements contemplated hereby begin or are consummated, will be solely responsible for and will bear their own costs and expenses, including without limitation expenses and fees of legal counsel, accountants and other advisors, incurred at any time in connection with negotiating the terms and conditions contained or to be contained in this Agreement and the Definitive Agreement, and the consummation of the arrangements contemplated hereby and thereby.

8. **No Conflicting Obligations.** EW and EYI each represent and warrant to the other that it is not a party to any letter of intent, agreement or understanding that would prevent or restrict such party from entering into or performing its obligations under this Agreement or the Definitive Agreement, or entering into the arrangement contemplated hereby or thereby.

Overlook III
2849 Paces Ferry Road
Suite 1800
Atlanta, GA 30339
phone: 770.261.5070
fax: 770.261.5050
www.eyewonder.com

9. **Confidentiality.** The terms and existence of this proposal will remain confidential. Neither EW nor EYI will disclose to any third party, other than Tinu Mathur and Daniel Garces, the existence of this proposal, the terms hereof, or that the parties are involved in discussions or negotiations regarding a proposed transaction without the prior written consent of the other, unless required for legal or regulatory purposes. Any press release or other public announcement regarding this Agreement or the project contemplated hereby must be jointly approved in advance by the parties in writing.

10. **Legal Effect.** This Agreement is governed by the laws of the State of Georgia, U.S.A., without giving effect to its conflict of laws principles, and sets forth the basis on which the parties intend to enter into the Definitive Agreement memorializing their agreements with respect to the arrangements contemplated hereby. This Agreement replaces and supersedes the April 30, 2004 letter of intent between the parties.

If the foregoing accurately sets forth EYI's understandings with respect to the matters contemplated hereby, please sign and date both enclosed copies of this Agreement on behalf of EYI in the space provided below, and return one fully signed copy to EW.

Sincerely,

EYEWONDER, INC.

By: ______________________
John Vincent, CEO

Accepted and agreed to as
of May ____, 2004 by:

EYI INDUSTRIES, INC.

By: ______________________
Jay Sargeant, President and CEO

SARGEANT

JS